Exhibit 5.1

October 30, 2026

SunPower Inc. 1403 N. Research Way Orem, UT 84097

Re:	SunPower Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SunPower Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof relating to the registration under the Securities Act of 1933, as amended (the ”Securities Act”), of (i) an additional 11,864,491 shares (the “Evergreen Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) issuable pursuant to the Company’s 2023 Equity Incentive Plan, as amended (the “2023 Plan”), (ii) an additional 966,122 shares (the “ESPP Shares”) of Common Stock to be issued pursuant to the Company’s 2023 Employee Stock Purchase Plan, as amended (the “2023 ESPP”), (iii) 850,000 shares (the “Cobalt Shares”) of Common Stock that may be issued upon the vesting and settlement of time-based restricted stock units in accordance with the terms of Restricted Stock Unit Inducement Award Agreements entered into on February 2, 2026 between the Company and certain employees of Cobalt Power Systems, Inc. receiving such awards (collectively, the “Cobalt Employment Inducement Awards”), (iv) 2,750,000 shares (the “Sunder Shares”) of Common Stock that may be issued upon the vesting and settlement of time-based restricted stock units in accordance with the terms of Restricted Stock Unit Inducement Award Agreements entered into on October 8, 2025 between the Company and certain employees of Sunder Energy LLC receiving such awards (collectively, the “Sunder Employment Inducement Awards”) and (v) 1,000,000 shares (the “CFO Inducement Shares”, and, collectively with the Evergreen Shares, the ESPP Shares, the Cobalt Shares, and the Sunder Shares, the “Shares”) of Common Stock that may be issued upon the vesting and settlement of time-based restricted stock units in accordance with the terms of Restricted Stock Unit Inducement Award Agreement entered into on June 30, 2026 between the Company and Tom Kowalczuk (the “CFO Inducement Award” and together with the Sunder Employment Inducement Awards and the Cobalt Employment Inducement Awards, collectively, the “Employment Inducement Awards”).

Arnold & Porter Kaye Scholer LLP 250 West 55th Street | New York, NY 10019-9710 | www.arnoldporter.com

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder, that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company) and that all such documents constitute the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with their terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	the Evergreen Shares have been duly authorized, and when issued and delivered by the Company in connection with awards granted under the 2023 Plan in accordance with the terms and conditions set forth in the 2023 Plan, subject to the full payment of the consideration (if any) required under the 2023 Plan or the applicable award agreement, which shall not be less than par value, the Evergreen Shares will be validly issued, fully paid and non-assessable;

2.	the ESPP Shares have been duly authorized, and when issued and delivered by the Company in connection with purchases under the 2023 ESPP, subject to the payment of full payment of the consideration required under the 2023 ESPP, which shall not be less than par value, the ESPP Shares will be validly issued, fully paid and non-assessable; and

3.	each of the Sunder Shares, the Cobalt Shares and the CFO Inducement Shares have been duly authorized, and when issued and delivered by the Company in accordance with the terms and conditions set forth in the applicable Employment Inducement Award, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based solely upon the General Corporation Law of the State of Delaware (including the statutory provisions contained therein, the applicable rules and regulations underlying these provisions and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, rules, regulations or ordinances.

The opinions set forth above are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated. The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP